As filed with the Securities and Exchange Commission on March 12, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREEN BRICK PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-5952523
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2805 Dallas Parkway, Suite 400
Plano, Texas 75093
(469) 573-6755
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James R. Brickman
Chief Executive Officer
Green Brick Partners, Inc.
2805 Dallas Parkway, Suite 400
Plano, Texas 75093
(469) 573-6755
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Alice Hsu
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036-6745
(212) 872-1000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer ☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share(1)		Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Primary offering:
Common Stock, par value $0.01 per share	—	(2)(3)	—	(2)	$175,000,000.00	$21,787.50
Secondary offering:
Common Stock, par value $0.01 per share	8,211,267	(3)	$10.13		$83,180,134.71	$10,355.93
Total registration fee	—		—		$258,180,134.71	$32,143.43

(1)	The proposed maximum offering price per share and proposed maximum aggregate offering price has been calculated (a) pursuant to Rule 457(o) under the Securities Act with respect to the primary offering securities, and (b) Rule 457(c) of the Securities Act with respect to the secondary offering shares of common stock based on the average high and low prices reported for the Registrant’s common stock traded on The Nasdaq Capital Market on March 5, 2018.
(2)	There are being registered hereunder such indeterminate number of shares of common stock to be sold by the Registrant which shall have an aggregate initial offering price not to exceed $175,000,000. The proposed maximum offering price per share will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the shares registered hereunder.
(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions. Each share of common stock includes one preferred share purchase right as described under “Description of Capital Stock.” No separate consideration will be received for the preferred share purchase rights.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale thereof is not permitted.

Subject to completion, dated March 12, 2018

Prospectus

Green Brick Partners, Inc.

$175,000,000

Common Stock

We may offer from time to time shares of our common stock in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $175,000,000.

In addition to the shares sold by the Company, the selling stockholders named in this prospectus (the “Selling Stockholders”) may offer and sell from time to time up to 8,211,267 shares of our common stock, par value $0.01 per share, covered by this prospectus. The shares that may be offered and sold from time to time pursuant to this prospectus include (i) 2,840,898 shares of common stock issued in connection with a public offering by the Company, (ii) 4,287,716 shares of common stock issued in connection with the Rights Offering (as defined below) and (iii) 1,082,653 shares of common stock issued in respect of certain equity interests of the Company’s predecessor entity. See “Selling Stockholders.”

This prospectus describes some of the general terms that may apply to sales of our common stock. We will provide the specific prices and terms of these sales in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders pursuant to this prospectus. However, for certain shares registered pursuant to the Backstop Registration Rights Agreement (as defined below), we will pay certain expenses, other than any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal fees, associated with the sale of shares pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares. The Selling Stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices, and may be subject to restrictions on their ability to sell. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.”

We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is traded on The Nasdaq Capital Market (which we refer to as NASDAQ in this prospectus) under the symbol “GRBK.” On March 9, 2018, the last reported sale price of our common stock on NASDAQ was $10.60.

Investing in our securities involves risks. Please read the “Risk Factors” beginning on page 3 of this prospectus, in any applicable prospectus supplement and the documents incorporated or deemed incorporated by reference into this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or any applicable prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 12, 2018.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell common stock in one or more offerings up to $175,000,000. In addition, the Selling Stockholders may, from time to time, sell common stock of up to 8,211,267 shares, par value $0.01, in connection to this prospectus.

Each time we sell shares of our common stock you will be provided with a supplement to this prospectus that will contain specific information about that offering, including the specific amounts, prices and terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities you should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference into this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale thereof is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

Unless the context otherwise requires, references to the “Company”, “Green Brick”, “we”, “us” or “our” refer to the consolidated company, which has been renamed Green Brick Partners, Inc. and its subsidiaries, resulting from the acquisition by BioFuel Energy Corp. of JBGL Builder Finance LLC and its consolidated subsidiaries and affiliated companies (collectively, “Builder Finance”) and JBGL Capital Companies (“Capital”), a combined group of commonly managed limited liability companies and partnerships (collectively with Builder Finance, “JBGL”) by means of a reverse recapitalization transaction on October 27, 2014.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” any applicable prospectus supplement and the documents that we incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision.

Our Company

We are a diversified homebuilding and land development company. We acquire and develop land, provide land and construction financing to our controlled builders and participate in the profits of our controlled builders. We are engaged in all aspects of the homebuilding process, including land acquisition and the development, entitlements, design, construction, marketing and sales and the creation of brand images at our residential neighborhoods and master planned communities primarily in the high growth metropolitan areas of Dallas, Texas (“Dallas”), Atlanta, Georgia (“Atlanta”) and Colorado Springs, Colorado (“Colorado Springs”). Since 2015, we also have a wholly owned title company named Green Brick Title, LLC.

We believe we offer higher quality homes with more distinctive designs and floor plans than those built by our competitors at comparable prices. Our communities are located in premium locations in our core markets and we seek to enhance homebuyer satisfaction by utilizing high-quality materials, offering a broad range of customization options and building well-crafted energy-efficient homes. We seek to maximize value over the long term and operate our business to mitigate risks in the event of a downturn by controlling costs and quickly reacting to regional and local market trends.

We are a leading lot developer in the Dallas and Atlanta markets and believe that our strict operating discipline provides us with a competitive advantage in seeking to maximize returns while minimizing risk. We currently own or control over 6,200 home sites in premium locations in the Dallas and Atlanta markets. We consider premium locations to be lot supply constrained with high housing demand where much of the surrounding land has already been developed. We are strategically positioned to either build new homes on our lots through our controlled builders or to sell finished lots to large unaffiliated homebuilders.

We sell finished lots or option lots from third-party developers to our controlled builders for their homebuilding operations and provide them with construction financing and strategic planning. Our controlled builders provide us with their local knowledge and relationships. We support our controlled builders by financing their purchases of land from us at an unlevered internal rate of return (“IRR”) of at least 20% and by providing construction financing at approximately a 13.8% interest rate or a 16.5% interest rate. Our income is further enhanced by our 50% equity interest in the profits of our controlled builders. In addition, the land we sell to third-party homebuilders also typically generates an unlevered IRR targeted at 20% or greater.

References to our “controlled builders” refer to our homebuilding subsidiaries in which we own a 50% equity interest and a 51% voting interest. In addition, we have the ability to appoint two of the three members of the board of managers of each controlled builder; therefore, we are able to exercise control over the operations of each controlled builder.

Controlled Builders	Year Formed	Market	Products Offered	Prices Ranges
The Providence Group of Georgia L.L.C. (“TPG”)	2011	Atlanta	Townhomes Single family	$310,000 to $650,000 $440,000 to $1.1 million
CB JENI Homes DFW LLC (“CB JENI”)	2012	Dallas	Townhomes Single family	$250,000 to $430,000 $320,000 to $700,000
Centre Living Homes, LLC (“Centre Living”)	2012	Dallas	Townhomes	$320,000 to $1.5 million
Southgate Homes DFW LLC (“Southgate”)	2013	Dallas	Luxury homes	$550,000 to $1.3 million

On August 15, 2017, the Company and its subsidiaries entered into a Membership Interest Purchase and Contribution Agreement with The Challenger Group, Inc., a Wyoming corporation (“TCGI”), TCG Holdings, LLC, a Wyoming limited liability company (“TCG”) and GTG Holdings, LLC, a Wyoming limited liability company (“GTG” and, together with TCGI and TCG, “Challenger Homes”) and Brian R. Bahr to acquire a 49.9% ownership interest in the subsidiaries of Challenger Homes. Challenger Homes constructs townhouses, single family homes and luxury patio homes in Colorado Springs and the Pikes Peak Region in Colorado.

Resale by Selling Stockholders

This prospectus relates to the sale of common stock by the Company and resale of common stock held by the Selling Stockholders. The Selling Stockholders may offer and sell from time to time up to 8,211,267 shares of our common stock, par value $0.01 per share (“Common Stock”), covered by this prospectus.

Corporate Information

Our principal executive offices are located at 2805 Dallas Parkway, Suite 400, Plano, TX 75093. Our telephone number is (469) 573-6755. Our website address is www.greenbrickpartners.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

RISK FACTORS

An investment in our common stock involves risks. Investors should carefully consider the risks and uncertainties and all other information contained or incorporated by reference into this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement.

Any of these risks and uncertainties could materially and adversely affect our business, results of operations and financial condition. The trading price of our common stock could decline due to the occurrence of any of these risks and uncertainties, and investors could lose all or part of their investment. In assessing these risks and uncertainties, investors should also refer to the information contained or incorporated by reference into our other filings with the SEC.

FORWARD-LOOKING STATEMENTS

This prospectus includes statements and information that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Statements that are “forward-looking statements” include any projections of earnings, revenue or other financial items, any statements of the plans, strategies or objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, any statements concerning potential acquisitions, and any statements of assumptions underlying any of the foregoing. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “outlook,” “strategy,” “positioned,” “intends,” “plans,” “believes,” “projects,” “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly available information with respect to the factors upon which our business strategy is based or the success of our business. In addition, even if results are consistent with the forward-looking statements contained in this prospectus, those results may not be indicative of results or developments in subsequent periods. Furthermore, industry forecasts are likely to be inaccurate, especially over long periods of time and in industries particularly sensitive to market conditions such as homebuilding and builder finance.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	cyclicality in the homebuilding industry and adverse changes in general economic conditions;
•	fluctuations and cycles in value of, and demand for, real estate investments;
•	significant inflation or deflation;
•	the unavailability of subcontractors;
•	labor and raw material shortages and price fluctuations;
•	the failure to recruit, retain and develop highly skilled and competent employees;
•	an inability to acquire undeveloped land, partially-finished developed lots and finished lots suitable for residential homebuilding at reasonable prices;
•	an inability to develop communities successfully or within expected timeframes;
•	an inability to sell properties in response to changing economic, financial and investment conditions;
•	risks related to participating in the homebuilding business through controlled homebuilding subsidiaries;
•	risks relating to buy-sell provisions in the operating agreements governing two builder subsidiaries;
•	risks related to geographic concentration;
•	risks related to government regulation;
•	the interpretation of or changes to tax, labor and environmental laws;
•	the timing of receipt of regulatory approvals and of the opening of projects;
•	fluctuations in the market value of land, building lots and housing inventories;
•	volatility of mortgage interest rates;

•	the unavailability of mortgage financing;
•	the number of foreclosures in our markets;
•	interest rate increases or adverse changes in federal lending programs;
•	increases in unemployment or underemployment;
•	any limitation on, or reduction or elimination of, tax benefits associated with owning a home;
•	the occurrence of severe weather or natural disasters;
•	high cancellation rates;
•	competition in the homebuilding, land development and financial services industries;
•	risks related to future growth through strategic investments, joint ventures, partnerships and/or acquisitions;
•	risks related to holding non-controlling interests in strategic investments, joint ventures, partnerships and/or acquisitions;
•	the inability to obtain suitable bonding for the development of housing projects;
•	difficulty in obtaining sufficient capital;
•	risks related to environmental laws and regulations;
•	the occurrence of a major health and safety incident;
•	poor relations with the residents of our communities;
•	information technology failures and data security breaches;
•	product liability claims, litigation and warranty claims;
•	the seasonality of the homebuilding industry;
•	utility and resource shortages or rate fluctuations;
•	the failure of employees or other representatives to comply with applicable regulations and guidelines;
•	future litigation, arbitration or other claims;
•	uninsured losses or losses in excess of insurance limits;
•	cost and availability of insurance and surety bonds;
•	volatility and uncertainty in the credit markets and broader financial markets;
•	availability, terms and deployment of capital including with respect to acquisitions, joint ventures and other strategic actions;
•	our debt and related service obligations;
•	required accounting changes;
•	an inability to maintain effective internal control over financial reporting; and
•	other risks and uncertainties inherent in our business, including those described under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and those risks and uncertainties that may be identified in our Quarterly Reports on Form 10-Q and our other filings with the SEC and/or press releases from time to time.

Should one or more of the risks or uncertainties described above or elsewhere in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Except as required by law, we disclaim all responsibility to publicly update any information contained in a forward-looking statement or any forward-looking statement.

All forward-looking statements attributable to us or to persons acting on our behalf, including any such forward-looking statements made subsequent to the publication of this prospectus, are expressly qualified in their entirety by this cautionary statement.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the offering of common stock under this prospectus for general corporate purposes, which may include, among other things, an increase in working capital, the repayment of outstanding indebtedness, acquisitions and other business opportunities. Further details relating to the use of the net proceeds from the offering of common stock under this prospectus will be set forth in the applicable prospectus supplement.

All of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

For the Selling Stockholders that are party to the Backstop Registration Rights Agreement, which is more fully described below, the Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of the shares, and we will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

SELLING STOCKHOLDERS

This prospectus covers and includes the resale by the Selling Stockholders from time to time of up to 8,211,267 shares of our common stock. The Selling Stockholders may from time to time offer and sell any or all of the common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the selling stockholders listed below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of Selling Stockholders’ interest in common stock other than through a public sale.

In July 2015, certain of the Selling Stockholders acquired an aggregate of 2,840,898 shares of common stock in connection with a public offering conducted by the Company.

On June 10, 2014, the Company entered into a definitive transaction agreement with the owners of JBGL, which provided that we would acquire JBGL for $275.0 million, payable in cash and shares of our common stock (the “Transaction”). JBGL is a real estate operator involved in the purchase and development of land for residential use, construction lending and home building operations. The Transaction was completed on October 27, 2014 (the “Transaction Date”). Pursuant to the terms of the Transaction, we paid the $275.0 million purchase price with approximately $191.8 million in cash and the remainder in 11,108,500 shares of our common stock valued at approximately $7.49 per share.

A portion of the cash portion of the purchase price was primarily funded from the proceeds of a $70.0 million rights offering conducted by the Company (the $70.0 million includes proceeds from purchases of shares of common stock by certain funds and accounts managed by Greenlight Capital, Inc. and its affiliates (“Greenlight”) and Third Point LLC and its affiliates (“Third Point”)).

The $70.0 million rights offering included a registered offering by the Company of transferable rights to the public holders of its common stock, as of September 15, 2014 (the “Rights Offering”) to purchase additional shares of common stock. The Selling Stockholders acquired an aggregate of 2,430,012 shares of common stock upon the exercise of subscription rights in connection with the Rights Offering.

In addition to the Rights Offering, Greenlight and Third Point participated in a private rights offering to purchase additional shares of common stock pursuant to commitment letters. Pursuant to its commitment letter, certain of the Selling Stockholders agreed to participate in the private rights offering for their respective basic subscription privilege in the Rights Offering and to purchase, simultaneously with the consummation of the Rights Offering to the public, all of the available shares not otherwise sold in the Rights Offering following the exercise of all other public holders’ basic subscription privileges. Certain of the Selling Stockholders purchased an aggregate of 1,857,704 shares of common stock in such private rights offering.

In connection with the Transaction, we entered into a backstop agreement with certain of the Selling Stockholders. The backstop agreement set forth, among other things, the terms of such backstop commitment. The Selling Stockholders did not receive compensation for such commitments to participate in the private rights offering or its backstop commitment.

The Selling Stockholders acquired an aggregate of 1,082,653 in connection with the conversion of equity interests in the Company’s predecessor entity from time to time.

The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, and the aggregate number of shares of common stock that such Selling Stockholders may offer pursuant to this prospectus. The percentages of shares of common stock owned by a particular holder are based on 50,598,901 shares of common stock that are outstanding as of March 9, 2018, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of common stock. As such, we are unable to declare the number of shares of common stock that the Selling Stockholders will retain after any such sale.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan Of Distribution.”

SELLING STOCKHOLDERS

	Shares of Common Stock Beneficially Owned Prior to Offering		Shares of Common Stock Offered Hereby	Shares of Common Stock Beneficially Owned After the Offering(1)
Name	Number	Percentage	Number	Number	Percentage
Third Point Partners Qualified L.P.(2)	1,329,997	2.6%	1,329,997	—	—
Third Point Partners L.P.(2)	152,038	0.3%	152,038	—	—
Third Point Offshore Master Fund L.P.(2)	3,261,394	6.4%	3,261,394	—	—
Third Point Ultra Master Fund L.P.(2)	2,258,211	4.5%	2,258,211	—	—
Third Point Reinsurance Company Ltd.(2)	946,227	1.9%	946,227	—	—
Third Point Reinsurance (USA) Ltd.(2)	135,155	0.3%	135,155	—	—
Daniel S. Loeb(2)	128,245	0.3%	128,245	—	—
(1)	Assumes that the Selling Stockholders dispose of all the shares of Common Stock covered by this prospectus and do not acquire beneficial ownership of any additional shares of Common Stock. The registration of these shares Common Stock does not necessarily mean that the Selling Stockholders will sell all or any portion of the shares of Common Stock covered by this prospectus.
(2)	Third Point LLC is the investment manager of each of Third Point Partners Qualified L.P., Third Point Partners L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd. Daniel S. Loeb is the Chief Executive Officer of Third Point LLC. Third Point LLC and Mr. Loeb each disclaims beneficial ownership of these securities except to the extent of any indirect pecuniary interest therein. Each of Third Point Partners Qualified L.P., Third Point Partners L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd. hereby disclaims beneficial ownership of any securities reported herein, other than those which it directly holds.

DESCRIPTION OF CAPITAL STOCK

The following discussion is a summary of the material terms of our common stock, preferred stock, Series B Junior Participating Preferred Stock, 382 Rights Agreement (as defined below), Amended and Restated Certificate of Incorporation (the “Charter”), and Amended and Restated Bylaws (the “Bylaws”).

Authorized Capital

Our authorized capital stock consists of 100 million shares of common stock, par value $0.01 per share, and 5 million shares of preferred stock, par value $0.01 per share.

Common Stock

Holders of the common stock are entitled to one vote for each share held of record on all matters on which stockholders generally are entitled to vote. Holders of the common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Holders of the common stock are entitled to receive dividends when and if declared by the board of directors (the “Board”) out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. We do not intend to pay cash dividends on our common stock for the foreseeable future.

In the event of our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of common stock will be entitled to receive our remaining assets available for distribution on a pro rata basis.

The holders of the common stock have no conversion, preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

The Board has the authority, subject to any limitations imposed by law or NASDAQ rules, without further action by the stockholders, to issue up to 5 million shares of preferred stock in one or more series and to fix the voting powers (if any), the preferences and relative, participating, optional or other special rights or privileges, if any, of such series and the qualifications, limitations or restrictions thereof. These rights, preferences and privileges may include, but are not limited to, dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of that series.

Series B Junior Participating Preferred Stock and 382 Rights Agreement

The following description is a summary of the material terms of the certificate of designation for our Series B Junior Participating Preferred Stock, par value $0.01 per share, and does not purport to be complete. This summary is qualified in its entirety by reference to the certificate of designation itself, a copy of which is filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 28, 2014, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General

On March 27, 2014, the Board declared a dividend of one preferred share purchase right (a “382 Right”), with respect to each outstanding share of common stock of the Company, to purchase from the Company one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”) at a price of $30.00, as amended, per one one-thousandth of a share of Preferred Stock (the “382 Purchase Price”), subject to adjustment as provided in the 382 Rights Agreement. The dividend was payable to stockholders of record at the close of business on April 7, 2014 (the “382 Record Date”). The description and terms of the 382 Rights are set forth in the 382 Rights Agreement, dated as of March 27, 2014 (the “382 Rights Agreement”), and Amendment No. 1, dated as of August 12, 2015 (the “Amendment”), as the same may be amended from time to time, between the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent.

The Board adopted the 382 Rights Agreement to protect the Company from a possible limitation on the Company’s ability to use its net operating loss carryforwards (“NOLs”) and other future tax benefits, which may be used to reduce potential future income tax obligations. The Company has experienced substantial operating losses, and under the Internal Revenue Code of 1986, as amended (the “Code”), and rules promulgated thereunder, the Company may “carry forward” these NOLs and other future tax benefits in certain circumstances to offset current and future earnings and thus reduce the Company’s income tax liability, subject to certain requirements and restrictions. To the extent that the NOLs do not otherwise become limited, the Company believes that it will be able to carry forward a significant amount of NOLs, and therefore these NOLs could be a substantial asset to the Company. If, however, the Company experiences an “ownership change”, as defined in Section 382 of the Code, the Company’s ability to use its NOLs and other future tax benefits will be substantially limited. Generally, an ownership change would occur if the Company’s stockholders (including certain “public” 5% stockholders) who own, or are deemed to own, 5% or more of the Company’s common stock increase their collective ownership in the Company by more than 50% over a rolling three-year period.

The following is a summary of the material terms of the 382 Rights Agreement and Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the full text of the 382 Rights Agreement, a copy of which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed March 28, 2014, and Amendment, a copy of which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed August 14, 2015.

Effectiveness

The 382 Rights Agreement became effective on March 27, 2014 (the “382 Effective Date”), and the Amendment became effective on August 12, 2015 (the “Amendment Effective Date”). Upon and following the 382 Effective Date, 382 Rights were issued in respect of all outstanding shares of common stock on the 382 Record Date, and in respect of all shares of common stock issued after the 382 Record Date and, subject to the next sentence, prior to the earliest of the 382 Distribution Date (as defined below), the redemption of the 382 Rights and the expiration of the 382 Rights. 382 Rights may be distributed with respect to shares of common stock that become outstanding after the 382 Distribution Date only in certain limited circumstances as described in the 382 Rights Agreement (such as the issuance of common stock pursuant to stock options, employee compensation or benefit plans and convertible securities).

Term

The 382 Rights will expire on the earliest of (1) March 27, 2019, (2) the close of business on the effective date of the repeal of Section 382 of the Code or any successor statute if the Board determines that the 382 Rights Agreement is no longer necessary or desirable for the preservation of NOLs or other tax benefits and (3) the close of business on the first day of a taxable year of the Company to which the Board determines that no NOLs or other tax benefits may be carried forward.

Exercisability

Initially, the 382 Rights will not be exercisable. The 382 Rights will become exercisable upon the earlier of the following dates (such date, the “382 Distribution Date”):

•	on the tenth calendar day after such date that the Company learns that (a) a person (other than a Grandfathered Person (as defined below)) or group beneficially owns (as defined in the 382 Rights Agreement) 4.99% or more of the outstanding common stock or (b) a Grandfathered Person has exceeded its Grandfathered Percentage (as defined below) by 0.5% of the outstanding shares of common stock (any person or group specified in this bullet point, an “Acquiring Person”); and
•	such date, if any, as may be designated by the Board following the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for outstanding common stock which could result in a person or group becoming an Acquiring Person.

Grandfathered Persons

Any person or group (a “Grandfathered Person”) that beneficially owned (as disclosed in public filings) 4.99% or more of the outstanding common stock as of March 27, 2014 (such percentage, the “Grandfathered Percentage”), will not be deemed an Acquiring Person, so long as such person or group does not exceed its Grandfathered Percentage by 0.5% of the outstanding shares of common stock.

If a Grandfathered Person sells or otherwise disposes of its common stock, its Grandfathered Percentage will be the lesser of (a) its Grandfathered Percentage immediately prior to the sale or other disposition and (b) the percentage of common stock beneficially owned by the Grandfathered Person immediately following the sale or other disposition.

If at any time a Grandfathered Person beneficially owns less than 4.99% of the outstanding shares of common stock, it will cease to be a Grandfathered Person under the 382 Rights Agreement.

To the Company’s knowledge, the only Grandfathered Persons are Greenlight Capital, Inc. and its affiliates (“Greenlight”) and Third Point LLC and its affiliates.

Exempt Persons and Exempt Transactions

Prior to someone becoming an Acquiring Person, the Board can determine that any person or group that would otherwise be an Acquiring Person can be exempted from becoming an Acquiring Person or any transaction that would result in someone becoming an Acquiring Person can be exempted in determining whether someone has become an Acquiring Person. After someone has become an Acquiring Person, the Board’s ability to grant an exemption is generally limited to circumstances where a person or group has inadvertently become an Acquiring Person. Before granting an exemption, the Board may require that a person or group make certain representations, undertakings or covenants. In connection with the consummation of the Transaction, the Board determined to exempt James R. Brickman from becoming an Acquiring Person.

382 Rights Certificates and Detachability

Prior to the 382 Distribution Date, the 382 Rights will be evidenced by the certificates for shares of common stock, and the 382 Rights will be transferable with and only with the related common stock (or, in the case of uncertificated common stock, the applicable record of ownership) and will be automatically transferred with any transfer of the related common stock. Until the 382 Distribution Date (or earlier expiration of the 382 Rights), new common stock certificates issued after the 382 Record Date upon transfer or new issuances of common stock will contain a legend incorporating the 382 Rights Agreement by reference, and notice of such legend will be furnished to holders of book-entry shares. Until the 382 Distribution Date (or earlier expiration of the 382 Rights), the surrender for transfer of any certificates for shares of common stock (or book entry shares of common stock) outstanding as of the 382 Record Date, even without such legend or a copy of the summary of 382 Rights, will also constitute the transfer of the 382 Rights associated with the shares of common stock represented by such certificate or registered in book-entry form. As soon as practicable following the 382 Distribution Date, separate certificates evidencing the 382 Rights (“382 Right Certificates”) will be mailed to holders of record of the common stock as of the close of business on the 382 Distribution Date and such separate 382 Right Certificates alone will evidence the 382 Rights.

The 382 Rights are not exercisable until the 382 Distribution Date. The 382 Rights will expire on March 27, 2019 (the “Final 382 Expiration Date”), unless the 382 Rights are earlier redeemed or exchanged by the Company, in each case as described below, or upon the occurrence of certain transactions.

Preferred Stock Purchasable Upon Exercise of 382 Rights

Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of common stock.

Terms of Preferred Stock

The terms of the Preferred Stock issuable upon exercise of the 382 Rights are designed so that each one one-thousandth of a share of Preferred Stock is the economic and voting equivalent of one whole share of common stock of the Company. In addition, the Preferred Stock has certain minimum dividend and liquidation rights.

Flip-In Trigger

If any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a 382 Right, other than 382 Rights beneficially owned by the Acquiring Person, affiliates and associates of the Acquiring Person and certain transferees thereof (which will thereupon become null and void), will thereafter have the right to receive upon exercise of a 382 Right that number of one one-thousandths of a share of Preferred Stock equal to the number of shares of common stock which at the time of the applicable triggering transaction would have a market value of two times the exercise price of the 382 Right.

Flip-Over Trigger

If, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a 382 Right (other than 382 Rights beneficially owned by an Acquiring Person, affiliates and associates of the Acquiring Person and certain transferees thereof which will have become null and void) will thereafter have the right to receive upon the exercise of a 382 Right that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the exercise price of the 382 Right.

Exchange Provision

At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph, the Board may exchange the 382 Rights (other than 382 Rights owned by such Acquiring Person and certain transferees thereof which will have become null and void), in whole or in part, for consideration per 382 Right consisting of one-half of the Preferred Stock (or fractions thereof) that would be issuable at such time upon the exercise of one 382 Right pursuant to the terms of the 382 Rights Agreement.

Redemption of the 382 Rights

At any time prior to the earlier of (1) the time an Acquiring Person becomes such and (2) the Final 382 Expiration Date, the Board may redeem the 382 Rights in whole, but not in part, at a price of $0.0001 per 382 Right (the “382 Redemption Price”) payable, at the option of the Company, in cash, shares of common stock or such other form of consideration as the Board shall determine. The redemption of the 382 Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the 382 Rights, the right to exercise the 382 Rights will terminate and the only right of the holders of 382 Rights will be to receive the 382 Redemption Price.

Amendment of Terms of 382 Rights Agreement and 382 Rights

For so long as the 382 Rights are then redeemable, the Company may, except with respect to the 382 Redemption Price, amend the 382 Rights Agreement in any manner. After the 382 Rights are no longer redeemable, the Company may, except with respect to the 382 Redemption Price, amend the 382 Rights Agreement in any manner that does not, among other things, adversely affect the interests of holders of the 382 Rights (other than holders of 382 Rights owned by or transferred to any person who is or becomes an Acquiring Person or affiliates and associates of an Acquiring Person and certain transferees thereof).

Voting Rights; Other Stockholder Rights

Until a 382 Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Anti-Dilution Provisions

The 382 Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the 382 Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (2) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then-current market price of the Preferred Stock or (3) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

Anti-Takeover Effects of Our Charter and Bylaws

Our Charter and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions may have the effect of delaying, deferring or preventing a future takeover or change in control of our company, even in those cases where such a transaction may be at a premium to the current market price of our common stock.

These provisions include:

Action by Written Consent; Special Meetings of Stockholders

Our Charter provides that stockholder action (other than actions by holders of preferred stock, if any) can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the Board, the chief executive officer or the president, or pursuant to a resolution adopted by a majority of the Board. Stockholders are not permitted to call a special meeting or to require the Board to call a special meeting.

Advance Notice Procedure

Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of candidates for election to the Board. Stockholders at an annual meeting will be able to consider only proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Authorized but Unissued Shares

Subject to NASDAQ listing requirements, our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock may also have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Anti-Takeover Effects of the 382 Rights Agreement and Article V of the Charter

Our ability to use the NOLs to offset future taxable income for U.S. federal income tax purposes may be limited as a result of prior or future acquisitions of our common stock. As a result, the Board adopted the 382 Rights Agreement to protect us from a possible limitation on our ability to use the NOLs and other future tax benefits as described above. In addition, Article V of the Charter (“Article V”) contains certain ownership limitations to preserve the NOLs and other tax benefits. These provisions may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company, even in those cases where such a transaction may be at a premium to the current market price of the common stock.

Article V

Prohibited Transfers; Exception

The restrictions on transfer and ownership contained in Article V generally restrict any direct or indirect transfer of our common stock if the effect would be to:

•	increase the direct or indirect ownership of the common stock under Section 382 of the Code from less than 4.99% to 4.99% or more of the common stock, subject to limited exceptions; or

•	increase the percentage of common stock owned directly or indirectly by any existing stockholder that owns 4.99% or more of the common stock (a “Substantial Stockholder”), subject to limited exceptions.

Transfers restricted by Article V include sales to persons or a group of persons whose resulting percentage ownership (direct or indirect) of common stock would exceed the 4.99% threshold discussed above, or to persons whose direct or indirect ownership of common stock would by attribution cause another person to exceed such threshold. For purposes of determining the existence and identity of, and the amount of common stock owned by, any stockholder, the Company is entitled to rely on the existence or absence of filings with the SEC of Schedules 13D and 13G (or any similar filings) as of any date. The restrictions on transfer and ownership may result in the delay or refusal of certain requested transfers of common stock. As a result of these rules, the restrictions on transfer and ownership could result in prohibiting ownership (and thus requiring dispositions) of common stock as a result of a change in the relationship between two or more persons or entities, or of a transfer of an interest in an entity other than us, such as an interest in an entity that, directly or indirectly, owns common stock. The restrictions on transfer and ownership will also apply to proscribe the creation or transfer of certain “options” (which is broadly defined by Section 382 of the Code) in respect of common stock to the extent that, in certain circumstances, creation, transfer or exercise of the option would result in a proscribed level of ownership.

The restrictions on transfer and ownership contained in Article V do not apply to an attempted transfer if the transferor or the transferee obtains prior written approval of the Board or a duly authorized committee of the Board.

Treatment of Existing Substantial Stockholders

Any stockholders that were Substantial Stockholders as of the effective time of the amendment to the Charter that added the transfer restrictions found in Article V are not required to sell their shares but generally are restricted from increasing their ownership of the Company’s stock as determined under Section 382 of the Code.

Consequences of Prohibited Transfers

Any direct or indirect transfer in violation of the restrictions are void as of the date of the purported transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of common stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) will not be recognized as a stockholder of the Company, and shall not be entitled with respect to such transferred shares of common stock to any rights of stockholders of the Company, including, without limitation, the right to vote such shares and to receive dividends or distributions. We refer to shares of common stock purportedly acquired in violation of the restrictions on transfer and ownership as “excess securities.”

In addition to the purported transfer being void as of the date of the purported transfer, upon demand, the purported transferee must transfer the excess securities to the Company’s agent along with any dividends or other distributions paid with respect to such excess securities. The agent will sell such excess securities in an arms’ length transaction (or series of transactions) that would not constitute a violation under the restrictions on transfer and ownership. The net proceeds of the sale, together with any other distributions with respect to such excess securities received by the agent, will be distributed first to reimburse the agent for its costs and expenses, second to the purported transferee in an amount, if any, up to the cost (or in the case of gift, inheritance or similar transfer, the fair market value of the excess securities on the date of the prohibited transfer, subject to certain conditions and exceptions) incurred by the purported transferee to acquire such excess securities, and the balance of the proceeds, if any, to one or more charities designated by the Board. If the excess securities are sold by the purported transferee, such person will be treated as having sold the excess securities on behalf of the agent, and will be required to remit all proceeds to the agent (except to the extent the Company grants written permission to the purported transferee to retain an amount not to exceed the amount such person otherwise would have been entitled to retain had our agent sold such shares).

With respect to any indirect or other transfer of common stock that does not involve a transfer of the Company’s “securities” within the meaning of the Delaware General Corporation Law (“DGCL”) but which would cause any Substantial Stockholder to violate the restrictions on transfer and ownership (such as, for example, the acquisition of an equity interest in an entity that owns shares of the Company’s stock), the following procedure (the “Alternate Procedure”) will apply instead of the procedures described above. In such a case, no such Substantial Stockholder will be required to dispose of any interest that is not a security issued by us. Instead, such Substantial Stockholder and/or any person whose ownership of our securities is attributed to such Substantial Stockholder will be deemed to have disposed of (and will be required to dispose of) sufficient securities, simultaneously with the transfer, to cause such Substantial Stockholder not to be in violation of the restrictions on transfer and ownership, and such securities will be treated as excess securities to be disposed of through the agent under the provisions summarized above, with the maximum amount payable to such Substantial Stockholder or such other person that was the direct holder of such excess securities from the proceeds of sale by the agent being the fair market value of such excess securities at the time of the prohibited transfer.

If a purported transferee fails to surrender the excess securities of the proceeds of a sale of excess securities to the agent within thirty days from the date on which the Company makes a written demand, then the Company may take any action it deems necessary to enforce the provisions of Article V, including the institution of legal proceedings to compel the surrender, and the Board may authorize such additional actions as its deems advisable to give effect to the provisions of Article V.

Authority of the Board of Directors

The Board has the power to determine and interpret, in its sole discretion, all matters necessary for assessing compliance with the provisions of Article V. These matters include (1) the identification of Substantial Stockholders, (2) whether a transfer is a prohibited transfer, (3) whether to exempt a transfer, (4) the percentage stock ownership interest in the Company of any person for the purposes of Section 382 of the Code, (5) whether an instrument constitutes a security of the Company, (6) the amount or fair market value due to a purported transferee pursuant to the Alternate Procedure described above and (7) any other matters which the Board determines to be relevant. The determination of the Board on such matters will be conclusive and binding for all purposes of Article V.

Restriction Release Date

The restrictions on transfer and ownership imposed by Article V will expire on the earlier of (i) the close of business on the effective date of the repeal of Section 382 of the Code or any successor statute if the Board determines that Article V is no longer necessary or desirable for the preservation of NOLs or other tax benefits and (ii) the close of business on the first day of a taxable year of the Company with respect to which the Board determines that no NOLs or other tax benefits may be carried forward.

Effectiveness and Enforceability

Although Article V is intended to reduce the likelihood of an ownership change, for a number of reasons, we cannot eliminate the possibility that an ownership change will still occur. For example:

•	the Board can permit a transfer to an acquirer that results in or contributes to an ownership change if it determines that such transfer is in our or our stockholders’ best interests;
•	a court could find that part or all of Article V is not enforceable, or that Article V is not enforceable against particular stockholders. Under the laws of the State of Delaware, our jurisdiction of incorporation, a restriction on the transfer or registration of securities of a corporation, or on the amount of securities of a corporation that may be owned by a person or group of persons, is conclusively presumed to be for a reasonable purpose when the purpose of such restriction is for maintaining or preserving any tax attribute (including without limitation NOLs). Under Delaware law, the restrictions on transfer and ownership set forth in Article V will, with respect to shares of common stock issued prior to the effectiveness of such restrictions, only be effective against (i) holders of the shares who vote in favor of this proposal and (ii) purported transferees of shares that were held by a holder who voted for this proposal if (A) the restriction on transfer and ownership is conspicuously noted on the certificate(s) representing such shares or (B) the transferee had actual knowledge of the restrictions on transfer and ownership (even absent such conspicuous notation);
•	certain changes in relationships among stockholders or other events could contribute to or cause an ownership change under Section 382 of the Code;

•	an ownership change could be caused or contributed to as a result of our own actions, such as issuing, repurchasing or redeeming shares of common stock, which we remain free to do if the Board determines that it is in our or our stockholders’ best interests to do so; and
•	a court could find that Article V is unenforceable in general or as applied to a particular stockholder or fact situation.

As a result of these and other factors, Article V may reduce, but would not eliminate, the risk that we will undergo a Section 382 ownership change. Accordingly, we cannot assure you that an ownership change will not occur even with the transfer restrictions under Article V.

Certain Other Provisions of Our Charter and Bylaws and Delaware Law

Board of Directors

Our Charter provides that the number of directors will be fixed in the manner provided in our Bylaws. Our Bylaws provide that the number of directors will be fixed from time to time solely pursuant to a resolution adopted by the Board. The Board currently has seven members.

Section 203 of the DGCL

Our Charter expressly states that we have elected not to be subject to the provisions of Section 203 of the DGCL. Subject to exceptions specified therein, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder,” including general mergers or consolidations or acquisitions of additional shares of the corporation, for a three-year period following the time that such stockholder became an interested stockholder.

Except as otherwise specified in Section 203 of the DGCL, an “interested stockholder” is generally defined to include:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three years immediately prior to the date of determination; and
•	the affiliates and associates of any such person.

The statute is intended to prohibit or delay mergers or other takeover or change in control attempts. Although we have elected to opt out of the statute’s provisions, we could elect to be subject to Section 203 in the future.

Registration Rights Agreements

On October 27, 2014, in connection with the Transaction, the Company entered into (i) a Registration Rights Agreement (the “Registration Rights Agreement”), with certain affiliates of Greenlight, James R. Brickman and certain family members of and trusts affiliated with James R. Brickman (collectively, the “Sellers”) and (ii) a Backstop Registration Rights Agreement (the “Backstop Registration Rights Agreement”), with certain affiliates of Third Point.

Under the Seller Registration Agreement, the Company agreed, subject to certain exceptions and limitations, to effect the registration of any shares of common stock beneficially owned by a Seller, its affiliates from time to time and certain of their transferees; provided that the Company will not be obligated to effect the registration of any shares of common stock held by a Seller, its affiliates and certain of their transferees that (1) have been sold pursuant to an effective registration statement; (2) have been sold pursuant to Rule 144 of the Securities Act (or a successor rule); or (3) have become eligible for immediate sale under Rule 144 of the Securities Act (or a successor rule) without any time or volume limitations thereunder. The Sellers, acting either individually or together, may issue to the Company a written request that the Company effect the registration of all or any portion of a Seller’s common stock (a “Demand Registration”). During every 12-month period, the Sellers will be entitled to two Demand Registrations. In certain circumstances, the Company may postpone effecting a Demand Registration for up to 60 days. In addition, the Sellers will have unlimited “piggyback” registration rights, subject to customary cutbacks, and the ability to require that, after the Company becomes eligible to file a shelf registration statement with the SEC on Form S-3, the Company file such a shelf registration statement and keep it continuously effective until all of the Sellers’ common stock is sold. The Company will pay all expenses of the registered offerings pursuant to the Sellers’ exercise of their registration rights (other than underwriting discounts and commissions with respect to underwritten offerings). The Company’s obligations to register the Sellers’ common stock will terminate when the Sellers are able to sell all of their common stock without limitation under Rule 144 of the Securities Act. The Registration Rights Agreement contains customary indemnification provisions.

Under the Backstop Registration Rights Agreement, the Company agreed, subject to certain exceptions and limitations, to effect the registration of any shares of common stock beneficially owned by Third Point, its affiliates from time to time and certain of its transferees; provided that the Company will not be obligated to effect the registration of any shares of common stock held by Third Point, its affiliates and certain of its transferees that (1) have been sold pursuant to an effective registration statement; (2) have been sold pursuant to Rule 144 of the Securities Act (or a successor rule); or (3) have become eligible for immediate sale under Rule 144 of the Securities Act (or a successor rule) without any time or volume limitations thereunder. Third Point will have unlimited “piggyback” registration rights, subject to customary cutbacks. The Company will pay all expenses of the registered offerings pursuant to the exercise of registration rights by Third Point (other than underwriting discounts and commissions with respect to underwritten offerings). The Company’s obligations to register the common stock of Third Point will terminate when it is able to sell all of its common stock without limitation under Rule 144 of the Securities Act. The Backstop Registration Rights Agreement contains customary indemnification provisions.

Indemnification of Directors and Officers

The Company’s Charter generally requires the Company to indemnify its directors and officers to the fullest extent permitted by law.

Section 145(a) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Charter also provides for the limitation of liability set forth in Section 102(b)(7) of the DGCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit.

The Company has obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Company may, in such capacities, incur. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

The employment agreements of James R. Brickman, Chief Executive Officer, Richard A. Costello, Chief Financial Officer, Summer Loveland, Chief Accounting Officer and Jed Dolson, President of Texas Region, provide for indemnification to the fullest extent permitted by law against any claims or judgments that result by reason of employment with the Company. In addition, during the term of employment of each of Mr. Brickman, Mr. Costello, Ms. Loveland and Mr. Dolson, the Company must maintain officers’ and directors’ liability insurance for each of Mr. Brickman, Mr. Costello, Ms. Loveland and Mr. Dolson on a basis no less favorable than that provided to any director or officer of the Company.

The Company has also obtained prepaid (or “tail”) directors’ and officers’ liability insurance policies with respect to acts or omissions occurring prior to October 27, 2014, covering each such person on terms with respect to coverage and amounts that are substantially the same as the terms in the Company’s directors’ and officers’ liability insurance policies prior to such date.

Listing

Our common stock is listed on NASDAQ under the symbol “GRBK.”

Registrar and Transfer Agent

The registrar and transfer agent for our common stock is Broadridge Corporate Issuer Solutions, Inc., P.O. Box 1342, Brentwood, New York 11717, and its telephone number is (877) 830-4936.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;
•	through agents;
•	to or through underwriters, brokers or dealers;
•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise; or
•	through a combination of these methods.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•	privately negotiated transactions.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;
•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;
•	any delayed delivery arrangements;
•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to the prevailing market prices; or
•	at negotiated prices.

The Selling Stockholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or interests in shares of our common stock received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	one or more underwritten offerings;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	internal distributions to their members, partners or shareholders;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•	directly to one or more purchasers;
•	through agents;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and
•	a combination of any such methods of sale.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some of the shares of our common stock owned by them and, if the Selling Stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Stockholders to include the pledgee, transferee or other successors in interest as the Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial Institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of our common stock offered by them will be the purchase price of our common stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.

The Selling Stockholders also may in the future resell a portion of the shares of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares of our common stock may be underwriting discounts and commissions under the Securities Act. If the Selling Stockholders are an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the shares of our common stock to be sold, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of the shares of our common stock offered by the Selling Stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Backstop Registration Rights Agreement and the Third Point commitment agreement entered into in connection with the Rights Offering, we have agreed to indemnify the Selling Stockholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Stockholders may be required to make with respect thereto. In addition, for securities subject to the Backstop Registration Rights Agreement, we and the Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

The securities offered hereby were originally issued to the Selling Stockholders pursuant to an exemption from the registration requirements of the Securities Act. We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. For those securities subject to the Backstop Registration Rights Agreement, we have agreed to pay all expenses in connection with this offering, but not including underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses; however, the Selling Stockholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering. This summary of the terms of the Backstop Registration Rights Agreement and other statements relating thereto do not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Backstop Registration Rights Agreement, a copy of which has been filed as Exhibit 10.5 to this registration statement.

The Selling Stockholders may use this prospectus in connection with resales of the common stock. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholders, the terms of the common stock and any material relationships between us and the Selling Stockholders. Selling Stockholders may

be deemed to be underwriters under the Securities Act in connection with the common stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of the common stock.

A Selling Stockholder that is an entity may elect to make an in-kind distribution of shares of common stock to its members, partners or shareholder pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of common stock pursuant to the distribution through a registration statement.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

We and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by us or any other person. The anti-manipulation rules under the Securities Act may apply to sales of securities in the market and to our activities of the Company and our affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution to purchase or sell the securities for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities. We are not restricted as to the price or prices at which we may sell the securities. Sales of such securities may have an adverse effect on the market price of the securities. Moreover, it is possible that a significant number of shares of common stock could be sold at the same time, which may have an adverse effect on the market price of the securities.

We cannot assure you that we will sell all or any portion of the securities offered hereby.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be identified in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases during the period of their appointment.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we shall approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters and dealers, and their affiliates, may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

LEGAL MATTERS

The validity of the shares of our common stock being offered hereby by us and the Selling Stockholders will be passed upon by Akin Gump Strauss Hauer & Feld LLP, Dallas, Texas. Any underwriters will be advised about the other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Green Brick Partners, Inc. and subsidiaries as of December 31, 2017 and 2016 and for each of the years in the two-year period ended December 31, 2017 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 incorporated in this Prospectus by reference from the Green Brick Partners, Inc. and subsidiaries Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon which report expresses an unqualified opinion, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement for the year ended December 31, 2015 have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents into this prospectus; provided, however, that we are not incorporating any information contained in any Current Report on Form 8-K that is furnished but not filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2017; and
•	Our Current Report on Form 8-K filed with the SEC on January 8, 2018.

We also incorporate by reference into this prospectus all documents that are filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement related to this prospectus and prior to the termination of the offering of the securities described in this prospectus. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this document. We do not incorporate by reference any information furnished pursuant to Item 2.02 of Form 8-K and any exhibits filed on such form that are related to such items in any past or future filings.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:

Green Brick Partners, Inc.
2805 Dallas Parkway, Suite 400
Plano, Texas 75093
Attention: Investor Relations
Telephone (469) 573-6755

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and the registration statement of which this prospectus forms a part, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Room at the address above. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room.

Green Brick Partners, Inc.

$175,000,000

Common Stock

Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The expenses related to the registration of the securities will be borne by the registrant. Such expenses (except for the SEC Registration Fee) are estimated to be as follows:

Expenses	Amount
SEC Registration Fee		$32,143.43
NASDAQ Listing Fee			*
Accounting Fees and Expenses			*
Legal Fees and Expenses			*
Printing and Miscellaneous Expenses			*

Total	$		*
*	The amount of securities and number of offerings are indeterminable and, accordingly, the expenses cannot be estimated at this time.
Item 15.	Indemnification of Directors and Officers

The Company’s Charter generally requires the Company to indemnify its directors and officers to the fullest extent permitted by law.

Section 145(a) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Charter also provides for the limitation of liability set forth in Section 102(b)(7) of the DGCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit.

The Company has obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Company may, in such capacities, incur. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

The employment agreements of James R. Brickman, Chief Executive Officer, Richard A. Costello, Chief Financial Officer, Summer Loveland, Chief Accounting Officer and Jed Dolson, President of Texas Region, provide for indemnification to the fullest extent permitted by law against any claims or judgments that result by reason of employment with the Company. In addition, during the term of employment of each of Mr. Brickman, Mr. Costello, Ms. Loveland and Mr. Dolson, the Company must maintain officers’ and directors’ liability insurance for each of Mr. Brickman, Mr. Costello, Ms. Loveland and Mr. Dolson on a basis no less favorable than that provided to any director or officer of the Company.

The Company has also obtained prepaid (or “tail”) directors’ and officers’ liability insurance policies with respect to acts or omissions occurring prior to October 27, 2014, covering each such person on terms with respect to coverage and amounts that are substantially the same as the terms in the Company’s directors’ and officers’ liability insurance policies prior to such date.

In addition, a proposed form of underwriting agreement filed as an exhibit in connection with an underwritten offering of the shares offered hereunder may provide for indemnification of our directors and officers by the underwriters against certain liabilities.

Item 16.	Exhibits

See the Exhibit Index beginning on page II-5 of this registration statement which is incorporated herein by reference.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement; and

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

1.1**	Form of Underwriting Agreement.

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed October 31, 2014).

3.2	Amended and Restated Bylaws of BioFuel Energy Corp., dated as of March 20, 2009 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed March 23, 2009).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed October 31, 2014).

4.2
Certificate of Designation of Series B Junior Participating Preferred Stock of BioFuel Energy Corp. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 28, 2014).

4.3
Section 382 Rights Agreement, dated as of March 27, 2014, between BioFuel Energy Corp. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent, which includes the Form of Certification of Designation of Series B Junior Participating Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed March 28, 2014).

4.4
Amendment No. 1, dated as of August 12, 2015, to Section 382 Rights Agreement, between Green Brick Partners, Inc. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed August 14, 2015).

4.5	Form of Rights Certificate (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement Amendment No. 1 on Form S-1 (File No. 333-197446) filed on August 21, 2014).

5.1**	Opinion of Akin Gump Strauss Hauer & Feld LLP.

10.1
Registration Rights Agreement, dated as October 27, 2014, by and among the Company and JBGL Exchange (Offshore), LLC, JBGL Willow Crest (Offshore), LLC, JBGL Hawthorne (Offshore), LLC, JBGL Inwood (Offshore), LLC, JBGL Chateau (Offshore), LLC, JBGL Castle Pines (Offshore), LLC, JBGL Lakeside (Offshore), LLC, JBGL Mustang (Offshore), LLC, JBGL Kittyhawk (Offshore), LLC, JBGL Builder Finance (Offshore), LLC, Greenlight Capital Qualified, LP, Greenlight Capital, LP, Greenlight Capital Offshore Partners, Greenlight Reinsurance, Ltd., Greenlight Capital (Gold), LP, Greenlight Capital Offshore Master (Gold), Ltd., Scott L. Roberts, L. Loraine Brickman Revocable Trust, Roger E. Brickman GST Marital Trust, James R. Brickman, Blake Brickman, Jennifer Brickman Roberts, Trevor Brickman and Natalie Brickman, (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed October 31, 2014).

10.2
Backstop Registration Rights Agreement, dated as October 27, 2014, between the Company and Third Point Partners L.P., Third Point Partners Qualified L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P. and Third Point Reinsurance Company Ltd., (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed October 31, 2014).

23.1*	Consent of RSM US LLP, Independent Registered Public Accounting Firm to the Company.

23.2*	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.3**	Consent of Akin Gump Strauss Hauer & Feld LLP (included in opinion filed as Exhibit 5.1 of this Registration Statement).

24.1*	Power of attorney (included on signature pages of this Registration Statement).
*	Filed herewith.
**	To be filed by amendment to the Registration Statement or incorporated by reference from documents filed or to be filed with the SEC under the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Plano, State of Texas, on March 12, 2018.

GREEN BRICK PARTNERS, INC.

By:	/s/ James R. Brickman
	Name:	James R. Brickman
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of James R. Brickman, Richard A. Costello and Summer Loveland acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James R. Brickman	Chief Executive Officer and Director (Principal Executive Officer)	March 12, 2018
James R. Brickman

/s/ Richard A. Costello	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 12, 2018
Richard A. Costello

/s/ David Einhorn	Chairman of the Board	March 12, 2018
David Einhorn

/s/ Elizabeth K. Blake	Director	March 12, 2018
Elizabeth K. Blake

/s/ Harry Brandler	Director	March 12, 2018
Harry Brandler

/s/ John R. Farris	Director	March 12, 2018
John R. Farris

/s/ Kathleen Olsen	Director	March 12, 2018
Kathleen Olsen

/s/ Richard S. Press	Director	March 12, 2018
Richard S. Press